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                                                                      EXHIBIT 23


                         Independent Auditors' Consent


Board of Trustees
The Money Store Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-53549) on Form S-4 by First Union regarding The Money Store Profit-Sharing plan (the Plan) of our report dated June 4, 1999, relating to the statements of net assets available for plan benefits as of December 31, 1998 and 1997 and the statement of changes in net assets available for Plan benefits for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of the Plan.


Sacramento, California
June 29, 1999